Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended June		Year-to-Date June
	2015	2014	2015	2014
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$561	$580	$1,038	$899
Southern Power	46	31	79	64
Total	607	611	1,117	963
Parent Company and Other	22	—	21	(1)
Net Income–As Reported	$629	$611	$1,138	$962

Basic Earnings Per Share	$0.69	$0.68	$1.25	$1.08

Average Shares Outstanding (in millions)	909	895	910	892
End of Period Shares Outstanding (in millions)			908	896

	Three Months Ended June		Year-to-Date June
	2015	2014	2015	2014
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$629	$611	$1,138	$962
Estimated Loss on Kemper IGCC	14	—	20	235
Additional MCAR settlement costs	4	—	4	—
Net Income–Excluding Items	$647	$611	$1,162	$1,197

Basic Earnings Per Share–Excluding Items	$0.71	$0.68	$1.28	$1.34

Notes
- For the three and six months ended June 30, 2015 and 2014, dilution does not change basic earnings per share by more than 1 cent and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and six months ended June 30, 2015 and the six months ended June 30, 2014. Similar charges may occur with uncertain frequency.

- Earnings for the three and six months ended June 30, 2015 include additional costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. Further charges are not expected to occur.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.